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                      DIODES INCORPORATED AND SUBSIDIARIES

                                  EXHIBIT - 11

                        COMPUTATION OF EARNINGS PER SHARE

                                       THREE MONTHS ENDED                NINE MONTHS ENDED
                                          SEPTEMBER 30,                   SEPTEMBER 30,
                                    --------------------------     --------------------------
                                       1998            1997           1998            1997
                                    ----------      ----------      ----------      ---------

BASIC
    Weighted average number of
    common shares outstanding        5,047,237       4,977,033       5,022,939       4,966,256

    Net income                      $  554,000      $1,341,000      $2,261,000      $3,754,000
                                    ==========      ==========      ==========      ==========

Basic earnings per share            $     0.11      $     0.27      $     0.45      $     0.76
                                    ==========      ==========      ==========      ==========



DILUTED
  Weighted average number of
  common shares outstanding          5,047,237       4,977,033       5,022,939       4,966,256
  Assumed exercise of stock options    184,393         562,666         343,922         484,515
                                    ----------      ----------      ----------      ----------
                                     5,231,630       5,539,699       5,366,861       5,450,771

    Net income                      $  554,000      $1,341,000      $2,261,000      $3,754,000
                                    ==========      ==========      ==========      ==========

Diluted earnings per share          $     0.11      $     0.24      $     0.42      $     0.69
                                    ==========      ==========      ==========      ==========



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